THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road, Munster, Indiana 46321

January 31, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
                       219-836-5500

CFS Bancorp, Inc. Announces Improved Fourth Quarter and Year End 2007 Financial Results

MUNSTER, IN – January 31, 2008 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a 25% increase in its net income to $2.0 million for the fourth quarter of 2007 from $1.6 million for the fourth quarter of 2006.  Diluted earnings per share increased 27% to $0.19 for the fourth quarter of 2007 from $0.15 per diluted share for the fourth quarter of 2006.

For the year ended December 31, 2007, the Company’s net income increased 41% to $7.5 million from $5.3 million for the 2006 period.  Diluted earnings per share increased 47% to $0.69 for the year ended December 31, 2007 from $0.47 for the 2006 period.  The Company’s net interest margin for the year ended December 31, 2007 increased to 3.02% from 2.73% and its efficiency ratio improved to 73.3% compared to 83.3% from the year ended December 31, 2006.  In addition, the Company decreased its number of full time equivalent employees by 16% to 303 from 360 at December 31, 2006.

Fourth quarter 2007 financial highlights include:

•	net interest margin was 3.06%,
•	efficiency ratio improved to 68.8%,
•	sold $12.8 million of non-performing and potential problem loans,
•	repaid $37.0 million of maturing Federal Home Loan Bank debt, and
•	repurchased 130,465 shares of common stock.

Chairman’s Comments

“Although the past year was a challenging one for our industry, we had a very successful year.  In all areas of bank management, assets, liabilities, revenue and expense, we continue to do well the little things that are necessary for continual improvement.  The successes of our efforts are reflected in the attached summarized financial data.  While others in our industry experienced significant margin compression, our net interest margin expanded 29 basis points,” said Thomas F. Prisby, Chairman and CEO.  “During 2007, we aggressively assessed our cost structure and were able to reduce total non-interest expense by $2.7 million from the 2006 levels.  We expect our lower overhead structure to have a positive impact on our efficiency ratio in 2008.”

Mr. Prisby continued, “We anticipate that 2008 will be another challenging year for our industry with respect to margin compression and asset quality concerns.  The current economic conditions bring additional uncertainty related to credit quality especially in the housing and speculative real estate

CFS Bancorp, Inc. - Page 2 of 11

markets.  We experienced success in reducing some of our legacy non-performing assets in 2007 and will continue to explore ways to further reduce these balances in 2008.”

Net Interest Income

The net interest margin was stable at 3.06% for the fourth quarter of 2007 compared to 3.07% for the third quarter of 2007 and increased 48 basis points compared to 2.58% for the fourth quarter of 2006.  The Company’s net interest income decreased 1.8% to $8.4 million for the fourth quarter of 2007 compared to $8.5 million for the third quarter of 2007 and increased 3.9% from $8.1 million for the fourth quarter of 2006.

Interest income was $17.2 million for the fourth quarter of 2007 compared to $17.9 million for the third quarter of 2007 and $19.7 million for the fourth quarter of 2006.  The decrease from the third quarter of 2007 was primarily related to a 1.7% decrease in the average balance of interest-earning assets combined with a 12 basis point decrease in the weighted-average yield earned on interest-earning assets.  Interest income decreased from the 2006 period due to a 12.6% decrease in the average balances of interest-earning assets combined with a 32 basis point decrease in the weighted-average yield on loans receivable as interest income for the fourth quarter of 2007 was negatively impacted by decreases in the prime lending rate which decreased from 7.75% to 7.25% during the fourth quarter of 2007.

Interest expense decreased 5.1% to $8.8 million for the fourth quarter of 2007 from $9.3 million for the third quarter of 2007 and 24.0% from $11.6 million for the fourth quarter of 2006.  The decrease from the third quarter of 2007 was primarily related to a 1.8% decrease in the average balances of interest-bearing liabilities and a 36 basis point decrease in the Company’s borrowing costs.  The decrease from the fourth quarter of 2006 was the result of a 14.3% decrease in the average balances of interest-bearing liabilities and an 85 basis point decrease in the Company’s borrowing costs.  The Company reduced its borrowed money by $66.8 million during 2007.  As a result of a relatively flat yield curve which persisted throughout 2007, the Company was unable to refinance its maturing debt and reinvest the proceeds in assets earning higher rates while remaining within its investment risk parameters.

The Company’s cost of borrowings decreased to 6.23% for the fourth quarter of 2007 compared to 6.59% for the third quarter of 2007 and 7.08% for the fourth quarter of 2006.  The decreases were primarily the result of lower average balances of the Company’s Federal Home Loan Bank (FHLB) debt and decreases in the amortization of the deferred premium on FHLB debt that is included in the Company’s total interest expense on borrowings.  The premium amortization adversely impacted the Company’s net interest margin by 31 basis points, 38 basis points and 65 basis points, respectively, for the fourth quarter of 2007, the third quarter of 2007 and the fourth quarter of 2006.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

CFS Bancorp, Inc. - Page 3 of 11

				Change from
	Three Months Ended			December 31, 2006
	December 31,	September 30,	December 31,	to December 31, 2007
	2007	2007	2006	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$156	$200	$478	$(322)	(67.40)%
Interest expense on FHLB borrowings at contractual rates	1,445	1,538	2,273	(828)	(36.4)
Amortization of deferred premium	851	1,062	2,036	(1,185)	(58.2)
Total interest expense on borrowings	$2,452	$2,800	$4,787	$(2,335)	(48.8)

	Fiscal Year Ended
	December 31,
	2007	2006	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$811	$902	$(91)	(10.1)%
Interest expense on FHLB borrowings at contractual rates	6,561	9,955	(3,394)	(34.1)
Amortization of deferred premium	4,540	9,624	(5,084)	(52.8)
Total interest expense on borrowings	$11,912	$20,481	$(8,569)	(41.8)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $527,000, $449,000, $270,000 and $206,000 before taxes in the quarters ending March 31, June 30, September 30, and December 31, 2008, respectively.

Non-Interest Income and Non-Interest Expense

The Company’s non-interest income for the fourth quarter of 2007 increased to $3.4 million from $2.8 million for the third quarter of 2007 and $3.0 million for the fourth quarter of 2006.  The increase from the third quarter of 2007 was almost exclusively a result of an increase of $534,000 in net gains from the sales of securities and other assets.  The increase from the fourth quarter of 2006 was primarily the result of increases in service charges and other fees of $73,000 and card-based fees of $52,000 combined with an increase of $239,000 in net gains from the sale of securities and other assets.

Non-interest expense for the fourth quarter of 2007 was relatively stable at $8.1 million compared to the third quarter of 2007 and decreased $1.2 million from $9.3 million for the fourth quarter of 2006.  The decrease from the 2006 period was primarily related to decreased compensation and employee benefits expense.

Compensation and employee benefits expense for the fourth quarter of 2007 was $4.4 million, representing a modest increase from $4.3 million from the third quarter of 2007.  The increase was primarily due to separation expenses totaling $345,000 related to the separation of two senior officers as previously disclosed in separate regulatory filings and the consolidation of retail lending operations.  In addition, the Company’s cost for health care benefits increased by $100,000.  These increases were partially offset by a decrease in incentive compensation expense of $367,000.  The Company’s compensation and employee benefits for the fourth quarter of 2007 decreased $1.1 million from $5.5 million for the fourth quarter of 2006.  The decrease was primarily a result of the Company’s first quarter 2007 review and reduction of staffing levels and its first quarter 2007 Employee Stock

CFS Bancorp, Inc. - Page 4 of 11

Ownership Program (ESOP) loan modification.  In addition, the Company’s pension expense decreased $720,000 from the fourth quarter of 2006.

The Company’s efficiency ratio for the fourth quarter of 2007 was 68.8% compared to 70.4% for the third quarter of 2007 and 83.7% for the fourth quarter of 2006.  The efficiency ratio improved as a result of lower non-interest expenses and higher net interest income.  The Company’s core efficiency ratios were 67.0%, 64.5% and 72.4%, respectively.  The Company’s core efficiency ratio was positively impacted by lower non-interest expenses and adversely impacted by lower net interest income after adjusting for the amortization of the deferred premium on the early extinguishment of debt.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

The Company’s provision for losses on loans was $1.1 million for the fourth quarter of 2007 compared to $884,000 for the third quarter of 2007 and $338,000 for the comparable 2006 period.  The increase in the provision during the fourth quarter was primarily the result of $4.2 million in net charge-offs realized when the Company sold $12.8 million of loans with previously identified impairment reserves totaling $4.0 million.  In addition, the Company also identified as impaired a $7.5 million land development loan which required an impairment reserve totaling $827,000.

CFS Bancorp, Inc. - Page 5 of 11

The Company’s non-performing assets totaled $30.8 million at December 31, 2007, $33.8 million at September 30, 2007 and $27.8 million at December 31, 2006.  Non-performing assets decreased during the fourth quarter of 2007 primarily due to the aforementioned loan sales which included $9.1 million of non-performing loans.  Partially offsetting the decrease was the addition of the above mentioned land development loan.  The ratio of total non-performing assets to total assets was 2.67%, 2.89% and 2.22%, respectively at December 31, 2007, September 30, 2007 and December 31, 2006.  The ratios were impacted by the changes in non-performing assets combined with decreases in total assets of $19.0 million and $104.1 million, respectively, from the prior periods.

The Company’s allowance for losses on loans was $8.0 million at December 31, 2007, $11.3 million at September 30, 2007 and $11.2 million at December 31, 2006 with the allowance for losses on loans to total loans ratios of 1.01%, 1.37% and 1.39%, respectively.  The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  The Company believes that at December 31, 2007 the allowance for losses on loans was adequate.

Balance Sheet

At December 31, 2007, the Company’s total assets were $1.15 billion compared to $1.25 billion at December 31, 2006.

The Company’s loans receivable decreased 1.2% to $793.1 million at December 31, 2007 from $802.4 million at December 31, 2006.  During 2007, the Company had total loan fundings and purchases of $352.7 million which were offset by $355.3 million of loan repayments and sales, including the $12.8 million previously mentioned.  The amount of loan repayments and sales during 2007 decreased from the higher level of repayments and sales totaling $449.1 million experienced during 2006.

Securities available-for-sale were $224.6 million at December 31, 2007 compared to $298.9 million at December 31, 2006.  The decrease in securities was primarily due to using proceeds received from sales and maturities to repay $72.0 million of maturing FHLB borrowings. During the 4th quarter, the Company continued to reposition its securities portfolio to improve interest-rate risk, take advantage of market imbalances and reinvest in higher yielding securities.

Deposits totaled $863.3 million at December 31, 2007 compared to $907.1 million at December 31, 2006.  The Company’s non-interest bearing core deposits increased $3.8 million from December 31, 2006 to $62.3 million as a result of the Company’s focus on increasing business deposits.  This increase was more than offset by a decrease in money market accounts totaling $10.7 million, a decrease in savings deposits totaling $21.4 million and a decrease in certificates of deposit totaling $22.0 million due to the managed run-off of single-service high-rate promotional certificates.  The Company remains disciplined in its deposit pricing while focusing on deepening customer relationships.

The Company’s borrowed money decreased to $135.5 million at December 31, 2007 from $202.3 million at December 31, 2006.  The Company’s borrowed money consisted of the following as of the dates indicated:

CFS Bancorp, Inc. - Page 6 of 11

	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$24,014	$23,117
Gross FHLB borrowings	113,072	185,325
Unamortized deferred premium	(1,627)	(6,167)
Total borrowed money	$135,459	$202,275

Stockholders’ equity at December 31, 2007 was $130.4 million compared to $131.8 million at December 31, 2006.  The decrease during 2007 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2007 totaling $9.8 million; and
•	cash dividends declared during 2007 totaling $5.1 million.

The following increases in stockholders’ equity during 2007 partially offset the aforementioned decreases:

•	net income of $7.5 million;
•	proceeds from stock option exercises totaling $2.8 million; and
•	an increase in accumulated other comprehensive income of $2.1 million.

During the fourth quarter of 2007, the Company repurchased 130,465 shares of its common stock at an average price of $14.67 per share pursuant to the repurchase plan approved in February 2007.  At December 31, 2007, the Company had 126,725 shares remaining to be repurchased under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 13,846,047 shares of its common stock at an average price of $12.20 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At December 31, 2007, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.cfsbancorp.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding cost control, earnings and efficiency ratio levels, loan and deposit growth, growth in commercial lenders, interest on loans, business and banking strategies, planned office locations, asset yields and cost of funds, net interest income, net interest margin, expected effect of amortization of deferred premium on the FHLB debt,and the impact of tax credits and permanent tax differences.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and

CFS Bancorp, Inc. - Page 7 of 11

similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended			Year Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net income		$2,035	$1,896	$1,630	$7,525	$5,340
Basic earnings per share		0.20	0.18	0.15	0.71	0.48
Diluted earnings per share		0.19	0.18	0.15	0.69	0.47
Cash dividends declared per share		0.12	0.12	0.12	0.48	0.48
Return on average assets		0.69%	0.64%	0.49%	0.62%	0.42%
Return on average equity		6.18	5.84	4.91	5.78	3.96
Average yield on interest-earning assets		6.29	6.41	6.29	6.39	6.26
Average cost on interest-bearing liabilities		3.68	3.80	4.15	3.82	4.00
Interest rate spread		2.61	2.61	2.14	2.57	2.26
Net interest margin		3.06	3.07	2.58	3.02	2.73
Average equity to average assets (2)		11.14	10.88	9.96	10.75	10.54
Average interest-earning assets
to average interest-bearing liabilities (2)		113.98	113.87	111.75	113.27	113.03
Non-interest expense to average assets		2.74	2.69	2.78	2.76	2.83
Efficiency ratio (3)		68.83	70.44	83.70	73.34	83.27
Market price per share of common stock
for the period ended:	Closing	$14.69	$14.10	$14.65	$14.69	$14.65
	High	14.89	14.65	14.90	15.12	15.04
	Low	14.09	13.93	14.21	13.93	14.10

STATEMENT OF CONDITION HIGHLIGHTS (at period end)				December 31, 2007	September 30, 2007	December 31, 2006
Total assets				$1,150,278	$1,169,300	$1,254,390
Loans receivable, net of unearned fees				793,136	820,832	802,383
Total deposits				863,272	859,856	907,095
Total stockholders' equity				130,414	129,602	131,806
Book value per common share				12.18	12.05	11.84
Non-performing loans				29,600	32,684	27,517
Non-performing assets				30,762	33,824	27,838
Allowance for losses on loans				8,026	11,277	11,184
Non-performing loans to total loans				3.73%	3.98%	3.43%
Non-performing assets to total assets				2.67	2.89	2.22
Allowance for losses on loans to non-performing loans				27.11	34.50	40.64
Allowance for losses on loans to total loans				1.01	1.37	1.39

Employees (FTE)				303	316	360
Branches and offices				22	22	21

		Three Months Ended			Year Ended
AVERAGE BALANCE DATA		December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Total assets		$1,171,519	$1,184,548	$1,322,382	$1,210,327	$1,280,594
Loans receivable, net of unearned fees		808,982	815,081	825,762	806,626	854,268
Total interest-earning assets		1,087,772	1,106,235	1,244,914	1,130,957	1,206,161
Total liabilities		1,040,956	1,055,680	1,190,644	1,080,229	1,145,657
Total deposits		867,115	871,276	909,263	884,259	860,935
Interest-bearing deposits		800,200	805,233	849,424	819,944	799,585
Non-interest bearing deposits		66,915	66,043	59,839	64,315	61,350
Total borrowings		154,115	166,292	264,575	178,495	267,564
Total interest-bearing liabilities		954,315	971,525	1,113,999	998,439	1,067,149
Stockholders' equity		130,563	128,868	131,738	130,098	134,937
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9 of 11

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Interest income:
Loans	$13,860	$14,362	$14,825	$56,678	$59,852
Securities	2,650	3,036	3,590	12,684	12,713
Other	730	468	1,308	2,879	2,982
Total interest income	17,240	17,866	19,723	72,241	75,547

Interest expense:
Deposits	6,393	6,516	6,854	26,222	22,163
Borrowed money	2,452	2,800	4,787	11,912	20,481
Total interest expense	8,845	9,316	11,641	38,134	42,644
Net interest income	8,395	8,550	8,082	34,107	32,903
Provision for losses on loans	1,131	884	338	2,328	1,309
Net interest income after provision for losses on loans	7,264	7,666	7,744	31,779	31,594

Non-interest income:
Service charges and other fees	1,770	1,786	1,697	6,795	6,739
Card-based fees	385	382	333	1,489	1,313
Commission income	40	40	48	147	197
Security gains (losses), net	527	(1)	-	536	750
Other asset gains (losses), net	9	3	297	22	(994)
Income from bank-owned life insurance	422	404	403	1,634	1,592
Other income	218	228	229	892	945
Total non-interest income	3,371	2,842	3,007	11,515	10,542

Non-interest expense:
Compensation and employee benefits	4,401	4,343	5,544	18,406	20,790
Net occupancy expense	634	766	610	2,847	2,533
Data processing	500	540	494	2,169	2,404
Furniture and equipment expense	584	557	497	2,241	2,013
Professional fees	340	240	431	1,540	1,514
Marketing	227	214	301	842	1,332
Other general and administrative expenses	1,412	1,365	1,405	5,414	5,592
Total non-interest expense	8,098	8,025	9,282	33,459	36,178

Income before income taxes	2,537	2,483	1,469	9,835	5,958
Income tax expense	502	587	(161)	2,310	618

Net income	$2,035	$1,896	$1,630	$7,525	$5,340

Per share data:
Basic earnings per share	$0.20	$0.18	$0.15	$0.71	$0.48
Diluted earnings per share	$0.19	$0.18	$0.15	$0.69	$0.47
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.48	$0.48

Weighted-average shares outstanding	10,417,351	10,460,716	10,782,843	10,547,853	11,045,857
Weighted-average diluted shares outstanding	10,694,202	10,741,093	11,103,826	10,842,782	11,393,863

CFS Bancorp, Inc. - Page 10 of 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2007	September 30, 2007	December 31, 2006

ASSETS
Cash and amounts due from depository institutions	$25,825	$15,934	$33,194
Interest-bearing deposits	9,744	9,772	20,607
Federal funds sold	3,340	2,942	13,366
Cash and cash equivalents	38,909	28,648	67,167

Securities available-for-sale, at fair value	224,594	232,580	298,925
Securities held-to-maturity, at cost	3,940	-	-
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944

Loans receivable, net of unearned fees	793,136	820,832	802,383
Allowance for losses on loans	(8,026)	(11,277)	(11,184)
Net loans	785,110	809,555	791,199

Interest receivable	5,505	6,654	7,523
Other real estate owned	1,162	1,140	321
Office properties and equipment	19,326	19,177	17,797
Investment in bank-owned life insurance	36,475	36,052	35,876
Prepaid expenses and other assets	11,313	11,550	11,638
Total assets	$1,150,278	$1,169,300	$1,254,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$863,272	$859,856	$907,095
Borrowed money	135,459	161,208	202,275
Advance payments by borrowers for taxes and insurance	3,341	7,639	4,194
Other liabilities	17,792	10,995	9,020
Total liabilities	1,019,864	1,039,698	1,122,584

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,705,510, 10,756,189, and
11,134,331 shares outstanding	234	234	234
Additional paid-in capital	191,162	191,086	190,825
Retained earnings	97,029	96,250	94,344
Treasury stock, at cost; 12,583,856, 12,542,341 and
12,164,754 shares	(154,895)	(154,074)	(148,108)
Treasury stock held in Rabbi Trust, at cost; 133,940, 124,776 and
124,221 shares	(1,766)	(1,636)	(1,627)
Unallocated common stock held by Employee Stock Ownership Plan	(3,126)	(3,204)	(3,564)
Accumulated other comprehensive income (loss), net of tax	1,776	946	(298)
Total stockholders' equity	130,414	129,602	131,806

Total liabilities and stockholders' equity	$1,150,278	$1,169,300	$1,254,390

CFS Bancorp, Inc. - Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006

Efficiency Ratio:
Non-interest expense	$8,098	$8,025	$9,282

Net interest income plus non-interest income	$11,766	$11,392	$11,089

Efficiency ratio	68.83%	70.44%	83.70%

Core Efficiency Ratio:
Non-interest expense	$8,098	$8,025	$9,282

Net interest income plus non-interest income	$11,766	$11,392	$11,089

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale	(527)	1	-
Net realized gains on sales of assets	(9)	(3)	(297)
Amortization of deferred premium on the early
extinguishment of debt	851	1,062	2,036
Net interest income plus non-interest income - as adjusted	$12,081	$12,452	$12,828

Core efficiency ratio	67.03%	64.45%	72.36%

		Year Ended
		December 31, 2007	December 31, 2006

Efficiency Ratio:
Non-interest expense		$33,459	$36,178

Net interest income plus non-interest income		$45,622	$43,445

Efficiency ratio		73.34%	83.27%

Core Efficiency Ratio:
Non-interest expense		$33,459	$36,178

Net interest income plus non-interest income		$45,622	$43,445

Adjustments:
Net realized gains on sales of securities available-for-sale		(536)	(750)
Net realized (gains) losses on sales of assets		(22)	994
Amortization of deferred premium on the early
extinguishment of debt		4,540	9,624
Net interest income plus non-interest income - as adjusted		$49,604	$53,313

Core efficiency ratio		67.45%	67.86%